                                     Exhibit 5.1

                                  September 28, 1994








          The Stanley Works
          1000 Stanley Drive
          P.O. Box 7000
          New Britain, Connecticut 06050

          Re:  The Stanley Works 401(k) Savings Plan


          Ladies and Gentlemen:

               This firm has acted as special counsel for The Stanley Works, a Connecticut corporation ("Stanley"), and in that capacity, we have examined from time to time such documents, corporate records and other instruments as we deemed necessary or appropriate to allow us to render the opinion which follows. More particularly, we are familiar with (i) the Registration Statement on Form S-8, which Stanley is filing to register 5,700,000 shares of its Common Stock, $2.50 par value per share, and an indeterminate amount of interests in The Stanley Works 401(k) Saving Plan (the "Plan") under the Securities Act of 1933, as amended, and (ii) the Rights Agreement Amendment dated February 26, 1986, as amended by the Rights Agreement Amendment dated December 16, 1987, Rights Agreement Amendment No. 2 to the Rights Agreement dated July 20, 1990, and Rights Agreement Amendment No. 3, dated October 24, 1991 which provides for the issuance of one depositary stock purchase right (a "Stock
          Purchase  Right")  attached to  each  share  of Stanley's  Common
          Stock.

               On the basis of our examination, we are of the opinion that, when issued and sold in accordance with the terms of the Plan, the shares of original issuance Common Stock to which such Registration Statement relates, will be legally issued, fully paid and nonassessable and that the associated Stock Purchase Rights will then be legally issued.

          The Stanley Works
          September 28, 1994
          Page 2.



               This opinion may be relied upon by Stanley in connection with the above-referenced transactions but may not be relied upon in any manner by any other person or entity without our prior written consent.

               We hereby consent to the use of this opinion as an exhibit to the Registration Statement referred to above.

                                        Very truly yours,

                                        TYLER COOPER & ALCORN



                                        By Veronica M. Fallon
                                           Veronica M. Fallon, a Partner

          /rmc